Exhibit 99.1

Curon Medical Announces Audit Committee Review, Sales Force Terminations and Delay in Filing Form 10-Q for Second Quarter 2004

FREMONT, Calif., August 17, 2004 — Curon Medical, Inc. (NASDAQ SC: CURN) announced today that its Vice President of Direct Sales and four other employees within the Company’s sales organization have been terminated. Additionally, the Company has given notice of termination to one of its manufacturer’s sales representatives. The terminations resulted from an ongoing internal investigation being conducted by the Company’s Audit Committee with the assistance of independent accounting and legal advisors. The Committee’s investigation has involved revenue recognition of certain sales transactions, as well as information given to certain customers with regard to reimbursement.

As a result of this ongoing investigation, the Company is unable to file its Quarterly Report on Form 10-Q for the second quarter of fiscal 2004 within the prescribed time period. The Company will schedule its second-quarter conference call and web cast once it has determined the new date for the filing of its Quarterly Report on Form 10-Q.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca(R) System for the treatment of fecal incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include statements about the Audit Committee’s ongoing internal investigation, as well as the Company’s ability to file its reports with the SEC and the timing thereof. Other risks are detailed from time to time in the Company’s SEC filings, including Forms 10-Q and 10-K. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.